        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Second-Quarter 2025 Financial Results
CHICAGO, July 30, 2025 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted second-quarter revenue growth with increases in operating and adjusted operating income and margins.
"PitchBook, Morningstar Direct Platform, and Morningstar Credit led the way in the second quarter, contributing to solid growth," said Kunal Kapoor, Morningstar's chief executive officer. "Our teams remain focused on delivering insights and experiences that make us essential to the investor workflow. In recent weeks, we enhanced Direct Advisory Suite with data on 1,000 private funds and improved screening tools, expanded CLO holdings and trade data in PitchBook, and published The State of Semiliquid Funds, offering insights on a growing segment of the market. Through such efforts, we are creating a common language to help investors navigate the convergence of public and private markets."
The Company's quarterly shareholder letter provides more context on its quarterly results and business performance and can be found at shareholders.morningstar.com.
Second-Quarter 2025 Financial Highlights
•Reported revenue increased 5.8% to $605.1 million compared to the prior-year period; organic revenue increased 5.9%.
•Reported operating income increased 15.3% to $125.1 million; adjusted operating income increased 9.5%.
•Diluted net income per share increased 30.6% to $2.09; adjusted diluted net income per share increased 19.4% to $2.40.
•Cash provided by operating activities decreased 35.2% to $99.0 million; free cash flow decreased 48.3% to $62.4 million.
•The Company repurchased 398,442 shares for a total of $112.0 million.
Year-To-Date Financial Highlights
•Reported revenue increased 6.5% to $1.2 billion compared to the prior-year period; organic revenue increased 7.5%.
•Reported operating income increased 18.9% to $239.2 million; adjusted operating income increased 15.3%.
•Diluted net income per share increased 26.5% to $3.91; adjusted diluted net income per share increased 23.8% to $4.63.
•Cash provided by operating activities decreased 22.9% to $190.0 million; free cash flow decreased 32.8% to $121.2 million.
•The Company repurchased 766,641 shares for a total of $221.6 million.

Second-Quarter 2025 Results
Revenue increased 5.8% to $605.1 million on a reported basis and 5.9% on an organic basis versus the prior-year period. PitchBook, Morningstar Direct Platform, and Morningstar Credit were the biggest contributors to reported and organic revenue growth.
Operating expense increased 3.8% to $480.8 million versus the prior-year period. Excluding the impact of intangible amortization and M&A-related expenses, operating expense increased 4.7%.
The largest contributor to the growth in reported operating expense was an increase of $16.7 million in compensation costs, driven primarily by an increase in salaries and benefits related in part to the Company's 2025 annual merit increase and higher stock-based compensation. Compensation costs included $4.9 million related to a targeted reorganization in Morningstar Sustainalytics, the impact of which was reflected in adjusted operating income. Higher advertising and marketing and facilities-related expense also contributed to the growth.
Second-quarter operating income increased 15.3% to $125.1 million. Adjusted operating income was $143.4 million, an increase of 9.5%. Second-quarter operating margin was 20.7%, compared with 19.0% in the prior-year period. Adjusted operating margin was 23.7% in the second quarter of 2025, versus 22.9% in the prior-year period.
Net income in the second quarter of 2025 was $89.0 million, or $2.09 per diluted share, compared with net income of $69.1 million, or $1.60 per diluted share, in the second quarter of 2024, an increase of 30.6% on a per diluted share basis. Adjusted diluted net income per share increased 19.4% to $2.40 in the second quarter of 2025, compared with $2.01 in the prior-year period.
The Company's effective tax rate was 22.8% in the second quarter of 2025 compared to 21.7% in the prior-year period.
Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform contributed $209.2 million to consolidated revenue and $12.3 million to consolidated revenue growth, with revenue increasing 6.2% compared to the prior-year period, or 6.3% on an organic basis. Organic revenue growth excludes revenue associated with the divested Commodity and Energy Data business from the prior-year period and foreign currency impact. Higher revenue was primarily driven by Morningstar Data, supported by higher managed investment (fund) data revenue. Morningstar Direct also contributed to higher revenue with growth across geographies. Morningstar Direct licenses increased 0.6%.
Morningstar Direct Platform adjusted operating income increased 10.3% to $96.3 million, and adjusted operating margin increased 1.7 percentage points to 46.0%.
PitchBook
PitchBook contributed $166.5 million to consolidated revenue and $14.8 million to consolidated revenue growth, with revenue increasing 9.8% on a reported and 9.6% on an organic basis compared to the prior-year period. Higher revenue was primarily driven by the PitchBook platform, with licensed users increasing 7.6% compared to the prior-year period. PitchBook platform growth drivers were consistent with recent quarters and reflected strength in PitchBook's core investor and advisor client segments, including commercial banks, private equity, credit investors, and investment banks. This was partially offset by continued softness in the corporate client segment, especially among smaller firms with more limited use cases when deal activity slows.
PitchBook adjusted operating income increased 11.6% to $52.8 million, and adjusted operating margin increased 0.5 percentage points to 31.7%.
Morningstar Credit
Morningstar Credit contributed $85.0 million to consolidated revenue and $7.4 million to consolidated revenue growth, with revenue increasing 9.5% on a reported and 8.4% on an organic basis compared to the prior-year period. Organic revenue growth excludes revenue associated with Morningstar Credit Analytics (formerly DealX), which was acquired in the first quarter of 2025, and foreign currency impact. Higher asset-backed, residential mortgage-backed, and commercial mortgage-backed securities ratings revenue, together with an increase in licensed data revenue, were the primary drivers of growth. Increases in the US and Europe contributed to reported and organic revenue growth, partially offset by a modest revenue decline in Canada.
Morningstar Credit adjusted operating income increased 9.3% to $30.5 million, and adjusted operating margin decreased 0.1 percentage points to 35.9%.
Morningstar Wealth
Morningstar Wealth contributed $64.3 million to consolidated revenue and $1.7 million to consolidated revenue growth, with revenue increasing 2.7% compared to the prior-year period, or 7.2% on an organic basis. Organic revenue growth excludes platform revenue associated with US TAMP assets sold to AssetMark from the prior-year period, interim service fees received from AssetMark in the current period, and foreign currency impact. Organic growth was primarily driven by an increase in advertising sales and Investment Management, supported by higher revenue for Morningstar Model Portfolios offered on third-party platforms.
Reported assets under management and advisement (AUMA) increased 13.0% to $66.8 billion compared with the prior-year period. Growth was primarily driven by market performance, which contributed to higher asset values, and positive net flows to Morningstar Model Portfolios offered on third-party platforms outside the US and to the International Wealth Platform.
Morningstar Wealth adjusted operating income was $3.0 million compared to a $2.2 million loss in the prior-year period, and adjusted operating margin was 4.7% compared with negative 3.5%.
Morningstar Retirement
Morningstar Retirement contributed $32.4 million to consolidated revenue and negative $0.9 million to consolidated revenue growth. Revenue decreased 2.7% on a reported and organic basis, primarily due to an isolated item in the prior-year period. AUMA increased 11.0% to $285.4 billion compared with the prior-year period, due to positive net flows and market gains, supported by strong growth in traditional and Advisor Managed Accounts and custom models.

Morningstar Retirement adjusted operating income decreased 11.0% to $15.4 million, and adjusted operating margin decreased 4.5 percentage points to 47.5%, primarily driven by the decline in revenue; increased marketing expenses, including costs related to campaign tracking and data management; and higher compensation costs, which included the impact of increased technology and operations headcount to support growth as well as increased commissions.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $47.7 million to consolidated revenue and negative $2.1 million to consolidated revenue growth, with reported revenue decreasing 4.2% compared to the prior-year period, primarily due to softness in Morningstar Sustainalytics. The decline in Morningstar Sustainalytics revenue was primarily driven by the continued streamlining of the licensed-ratings offering as the Company transitions to a model focused on licensing the use and distribution of existing ratings and underlying data, as well as lower revenues for ESG Risk Ratings, due in part to vendor consolidation. Morningstar Indexes revenue declined modestly, reflecting lower investable product revenue driven by outflows and lower AUMA for certain higher margin products, partially offset by higher licensed data revenue.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $54.6 million compared with negative $46.6 million in the prior-year period.
Balance Sheet and Capital Allocation
As of June 30, 2025, the Company had cash, cash equivalents, and investments totaling $541.6 million and $838.8 million of debt, compared with $551.0 million and $698.6 million, respectively, as of Dec. 31, 2024.
Cash provided by operating activities decreased 35.2% to $99.0 million and free cash flow decreased 48.3% to $62.4 million in the second quarter of 2025. The decline in cash provided by operating activities and free cash flow was primarily driven by an increase in income tax payments in 2025 compared to the prior-year period. The Company made income tax payments of $79.5 million during the second quarter of 2025 compared with $31.6 million in the second quarter of 2024. Second-quarter 2025 payments were primarily related to US federal and state income taxes, including 2025 estimated tax installments for the first half of 2025 and catch-up installments for 2024 tax liabilities.
During the quarter, the Company increased its debt by $35.0 million, net, repurchased $112.0 million of its shares, and paid $19.3 million in dividends.
Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income (loss), adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), generally every month.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $352 billion in AUMA as of June 30, 2025. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "estimate," "future," "goal," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "intend," "plan," "possible," "potential," "seek," "anticipate," "believe," "predict," "prospects," "continue," "strategy," "strive," "will," "would," "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic conditions, including prolonged volatility, recessions, or downturns affecting the financial sector and global financial markets, and the impacts of global trade policies, may negatively impact our financial results, including those of our asset-based businesses; compliance failures, regulatory action, or changes in laws applicable to our regulated businesses; failing to innovate our product and service offerings or meet or anticipate our clients’ changing needs; impact of artificial intelligence technologies on our business and reputation, and the legal risks as they are incorporated into our products and tools; failure to detect errors in our products or failure of our products to perform properly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations, increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; failure of our strategic transactions, acquisitions, divestitures and investments in companies or technologies to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, costs and reputational risks relating to environmental, social, and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; the potential and impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosure; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2025 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2025	2024	Change	2025	2024	Change

Revenue	$605.1	$571.9	5.8%	$1,187.0	$1,114.7	6.5%
Operating expense:
Cost of revenue	230.6	222.7	3.5%	462.0	440.8	4.8%
Sales and marketing	119.7	111.3	7.5%	232.3	215.9	7.6%
General and administrative	82.0	80.3	2.1%	158.5	160.6	(1.3)%
Depreciation and amortization	48.5	49.1	(1.2)%	95.8	96.3	(0.5)%
Total operating expense	480.8	463.4	3.8%	948.6	913.6	3.8%

Other operating income	0.8	—	NMF	0.8	—	NMF

Operating income	125.1	108.5	15.3%	239.2	201.1	18.9%
Operating margin	20.7%	19.0%	1.7 pp	20.2%	18.0%	2.2 pp

Non-operating expense, net:
Interest expense, net	(7.4)	(10.3)	(28.2)%	(12.8)	(21.8)	(41.3)%
Other expense, net	(1.2)	(8.7)	(86.2)%	(1.4)	(2.8)	(50.0)%
Non-operating expense, net	(8.6)	(19.0)	(54.7)%	(14.2)	(24.6)	(42.3)%

Income before income taxes and equity in investments of unconsolidated entities	116.5	89.5	30.2%	225.0	176.5	27.5%
Equity in investments of unconsolidated entities	(1.2)	(1.2)	—%	(3.8)	(2.7)	40.7%
Income tax expense	26.3	19.2	37.0%	53.7	40.5	32.6%
Consolidated net income	$89.0	$69.1	28.8%	$167.5	$133.3	25.7%

Net income per share:
Basic	$2.11	$1.61	31.1%	$3.94	$3.11	26.7%
Diluted	$2.09	$1.60	30.6%	$3.91	$3.09	26.5%
Weighted average shares outstanding:
Basic	42.2	42.8		42.5	42.8
Diluted	42.5	43.1		42.8	43.1
___________________________________________________________________________________________________________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(in millions)	As of June 30, 2025	As of December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$503.5	$502.7
Investments	38.1	48.3
Accounts receivable, net	384.0	358.1
Income tax receivable	18.0	12.4
Other current assets	98.7	92.6
Total current assets	1,042.3	1,014.1

Goodwill	1,618.2	1,562.0
Intangible assets, net	413.3	408.8
Property, equipment, and capitalized software, net	225.6	218.9
Operating lease assets	164.5	181.2
Investments in unconsolidated entities	77.2	85.3
Deferred tax assets	51.9	43.2
Other assets	37.5	35.4
Total assets	$3,630.5	$3,548.9

Liabilities and equity
Current liabilities:
Deferred revenue	$594.2	$540.8
Accrued compensation	179.5	272.2
Accounts payable and accrued liabilities	90.2	87.3
Operating lease liabilities	39.3	35.1
Income tax payable	8.0	30.5
Other current liabilities	9.8	1.4
Total current liabilities	921.0	967.3

Operating lease liabilities	155.9	170.3
Accrued compensation	21.7	21.0
Deferred tax liabilities	29.9	27.6
Long-term debt	838.8	698.6
Income tax payable	13.1	11.7
Other long-term liabilities	35.6	33.8
Total liabilities	2,016.0	1,930.3
Total equity	1,614.5	1,618.6
Total liabilities and equity	$3,630.5	$3,548.9

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2025	2024	2025	2024
Operating activities
Consolidated net income	$89.0	$69.1	$167.5	$133.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	60.7	73.7	114.2	116.7
Changes in operating assets and liabilities, net	(50.7)	9.9	(91.7)	(3.7)
Cash provided by operating activities	99.0	152.7	190.0	246.3
Investing activities
Capital expenditures	(36.6)	(31.9)	(68.8)	(66.0)
Acquisitions, net of cash acquired	(0.6)	—	(39.1)	—
Purchases of investments in unconsolidated entities	(1.3)	(0.8)	(2.5)	(3.6)
Other, net	14.6	(0.1)	15.8	10.1
Cash used for investing activities	(23.9)	(32.8)	(94.6)	(59.5)
Financing activities
Common shares repurchased	(112.0)	—	(221.6)	—
Dividends paid	(19.3)	(17.3)	(38.8)	(34.6)
Repayments of debt	(85.0)	(50.0)	(125.0)	(163.1)
Proceeds from debt	120.0	—	265.0	90.0
Other, net	(12.2)	(14.3)	(12.2)	(17.4)
Cash used for financing activities	(108.5)	(81.6)	(132.6)	(125.1)
Effect of exchange rate changes on cash and cash equivalents	25.4	(0.8)	38.0	(8.4)
Net increase (decrease) in cash and cash equivalents	(8.0)	37.5	0.8	53.3
Cash and cash equivalents-beginning of period	511.5	353.7	502.7	337.9
Cash and cash equivalents-end of period	$503.5	$391.2	$503.5	$391.2

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended June 30,				Six months ended June 30,
(in millions)	2025	2024	Change	Organic	2025	2024	Change	Organic
Morningstar Direct Platform
Revenue	$209.2	$196.9	6.2%	6.3%	$408.4	$393.6	3.8%	5.3%
Adjusted Operating Income	$96.3	$87.3	10.3%		$183.4	$178.5	2.7%
Adjusted Operating Margin	46.0%	44.3%	1.7 pp		44.9%	45.4%	(0.5) pp

PitchBook
Revenue	$166.5	$151.7	9.8%	9.6%	$330.2	$299.3	10.3%	10.3%
Adjusted Operating Income	$52.8	$47.3	11.6%		$105.1	$87.3	20.4%
Adjusted Operating Margin	31.7%	31.2%	0.5 pp		31.8%	29.2%	2.6 pp

Morningstar Credit
Revenue	$85.0	$77.6	9.5%	8.4%	$158.0	$137.9	14.6%	14.8%
Adjusted Operating Income	$30.5	$27.9	9.3%		$51.9	$40.2	29.1%
Adjusted Operating Margin	35.9%	36.0%	(0.1) pp		32.8%	29.2%	3.6 pp

Morningstar Wealth
Revenue	$64.3	$62.6	2.7%	7.2%	$125.6	$121.6	3.3%	7.5%
Adjusted Operating Income (loss)	$3.0	$(2.2)	NMF		$2.2	$(7.8)	NMF
Adjusted Operating Margin	4.7%	(3.5)%	8.2 pp		1.8%	(6.4)%	8.2 pp

Morningstar Retirement
Revenue	$32.4	$33.3	(2.7)%	(2.7)%	$65.3	$61.7	5.8%	5.8%
Adjusted Operating Income	$15.4	$17.3	(11.0)%		$30.0	$31.5	(4.8)%
Adjusted Operating Margin	47.5%	52.0%	(4.5) pp		45.9%	51.1%	(5.2) pp

Consolidated Revenue
Total Reportable Segments	$557.4	$522.1	6.8%		$1,087.5	$1,014.1	7.2%
Corporate and All Other (1)	47.7	49.8	(4.2)%		99.5	100.6	(1.1)%
Total Revenue	$605.1	$571.9	5.8%	5.9%	$1,187.0	$1,114.7	6.5%	7.5%

Consolidated Adjusted Operating Income
Total Reportable Segments	$198.0	$177.6	11.5%		$372.6	$329.7	13.0%
Less: Corporate and All Other (2)	(54.6)	(46.6)	NMF		(93.8)	(87.9)	NMF
Adjusted Operating Income	$143.4	$131.0	9.5%		$278.8	$241.8	15.3%
Adjusted Operating Margin	23.7%	22.9%	0.8 pp		23.5%	21.7%	1.8 pp
___________________________________________________________________________________________________________________________________________________________________
(1) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $27.3 million and $29.2 million for the three months ended June 30, 2025 and 2024, respectively, and $56.1 million and $60.0 million for the six months ended June 30, 2025 and 2024, respectively. Revenue from Morningstar Indexes was $20.4 million and $20.6 million for the three months ended June 30, 2025 and 2024, respectively, and $43.4 million and $40.6 million for the six months ended June 30, 2025 and 2024, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. For the second quarter of 2025 and 2024, unallocated corporate expenses were $50.1 million and $46.1 million, respectively. For the first six months of 2025 and 2024, unallocated corporate expenses were $91.9 million and $87.0 million, respectively. Unallocated corporate expenses include finance, human resources, legal, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of June 30,
AUMA (approximate) ($bil)	2025	2024	Change
Morningstar Retirement
Managed Accounts	$171.7	$149.9	14.5%
Fiduciary Services	63.3	62.6	1.1%
Custom Models/CIT	50.4	44.7	12.8%
Morningstar Retirement (total)	$285.4	$257.2	11.0%
Investment Management
Morningstar Model Portfolios (1)	$47.6	$41.8	13.9%
Institutional Asset Management	5.8	7.3	(20.5)%
Asset Allocation Services	13.4	10.0	34.0%
Investment Management (total)	$66.8	$59.1	13.0%

Asset value linked to Morningstar Indexes ($bil)	$221.0	$207.6	6.5%

	Three months ended June 30,			Six months ended June 30,
	2025	2024	Change	2025	2024	Change
Average AUMA ($bil)	$346.8	$304.9	13.7%	$343.9	$298.6	15.2%
____________________________________________________________________________________________________________________________________________________________________________________________________________
(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (other non-recurring items).
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) other non-recurring items.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, (3) other non-recurring items, and (4) non-operating gains and losses.
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share to better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business.

	Three months ended June 30,			Six months ended June 30,
(in millions)	2025	2024	Change	2025	2024	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$605.1	$571.9	5.8%	$1,187.0	$1,114.7	6.5%
Acquisitions	(1.0)	—	NMF	(1.3)	—	NMF
Divestitures	(3.0)	(9.3)	(67.7)%	(6.7)	(18.0)	(62.8)%
Effect of foreign currency translations	(5.1)	—	NMF	(0.5)	—	NMF
Organic revenue	$596.0	$562.6	5.9%	$1,178.5	$1,096.7	7.5%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$125.1	$108.5	15.3%	$239.2	$201.1	18.9%
Intangible amortization expense	15.3	17.5	(12.6)%	29.7	35.2	(15.6)%
M&A-related expenses	3.8	5.0	(24.0)%	10.7	5.5	94.5%
Other non-recurring items	(0.8)	—	NMF	(0.8)	—	NMF
Adjusted operating income	$143.4	$131.0	9.5%	$278.8	$241.8	15.3%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	20.7%	19.0%	1.7 pp	20.2%	18.0%	2.2 pp
Intangible amortization expense	2.5%	3.0%	(0.5) pp	2.5%	3.2%	(0.7) pp
M&A-related expenses	0.6%	0.9%	(0.3) pp	0.9%	0.5%	0.4 pp
Other non-recurring items	(0.1)%	—%	(0.1) pp	(0.1)%	—%	(0.1) pp
Adjusted operating margin	23.7%	22.9%	0.8 pp	23.5%	21.7%	1.8 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.09	$1.60	30.6%	$3.91	$3.09	26.5%
Intangible amortization expense	0.26	0.30	(13.3)%	0.51	0.61	(16.4)%
M&A-related expenses	0.07	0.09	(22.2)%	0.19	0.09	111.1%

	Three months ended June 30,			Six months ended June 30,
(in millions)	2025	2024	Change	2025	2024	Change
Other non-recurring items	(0.01)	—	NMF	(0.01)	—	NMF
Non-operating (gains) losses	(0.01)	0.02	NMF	0.03	(0.05)	NMF
Adjusted diluted net income per share	$2.40	$2.01	19.4%	$4.63	$3.74	23.8%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$99.0	$152.7	(35.2)%	$190.0	$246.3	(22.9)%
Capital expenditures	(36.6)	(31.9)	14.7%	(68.8)	(66.0)	4.2%
Free cash flow	$62.4	$120.8	(48.3)%	$121.2	$180.3	(32.8)%
_____________________________________________________________________________________________________________________________________________________________________________________
NMF - Not meaningful, pp - percentage points